Exhibit 99.1

NEWMARKET CORPORATION REPORTS SECOND QUARTER AND FIRST HALF 2013 RESULTS

•	Petroleum Additives Posts Strong Results

•	105,400 Shares Repurchased in the First Half of 2013

•	Debt Reduced $56.6 Million in First Half of This Year

Richmond, VA, July 30, 2013 – NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2013.

Net income for the second quarter of 2013 improved to $64.0 million, or $4.81 per share, compared to net income of $55.3 million, or $4.12 per share for the second quarter of 2012. For the first half of 2013, net income increased to $131.8 million, or $9.88 per share, compared to net income of $121.8 million, or $9.09 per share, for the first half of last year. Net income for 2013 reflects the benefit of a lower effective tax rate due mainly to the passage of the R&D tax credit extension for 2012 and 2013 in January of this year.

Net income for all periods includes the results of discontinued operations and certain special items detailed in the Summary of Earnings below. The discontinued operations represent the operations of an office building owned by our wholly owned subsidiary, Foundry Park I, which was sold on July 2, 2013. We expect to recognize a gain of approximately $35.8 million ($21.9 million after tax) in the third quarter of 2013 related to this transaction. Please see our Form 8-K filed on July 8, 2013 for more details on this transaction. All periods also include the impact of valuing an interest rate swap at fair value and the 2012 periods include a loss on early extinguishment of debt.

	Summary of Earnings
	(In millions, except per-share amounts)
	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Net Income:
Net income	$64.0	$55.3	$131.8	$121.8
Loss (income) from discontinued operation	0.4	(0.2)	(0.5)	(0.6)
(Gain) loss on interest rate swap agreement	(3.1)	3.5	(3.5)	2.4
Loss on early extinguishment of debt	—	4.1	—	6.1

Income excluding discontinued operations and special items	$61.3	$62.7	$127.8	$129.7

Diluted Earnings Per Share:
Net income	$4.81	$4.12	$9.88	$9.09
Loss (income) from discontinued operation	0.03	(0.01)	(0.04)	(0.05)
(Gain) loss on interest rate swap agreement	(0.23)	0.26	(0.26)	0.18
Loss on early extinguishment of debt	$—	0.31	—	0.45

Income excluding discontinued operations and special items	4.61	$4.68	$9.58	$9.67

For the second quarter of this year, earnings excluding discontinued operations and special items amounted to $61.3 million, or $4.61 per share, compared to earnings on the same basis for the second quarter of last year of $62.7 million, or $4.68 per share. On the same basis, earnings for the first half of this year were $127.8 million, or $9.58 per share, while earnings for the first half of last year amounted to $129.7 million, or $9.67 per share.

The petroleum additives segment continued its strong performance in the second quarter of this year with operating profit of $97.8 million, an improvement over second quarter operating profit last year of $96.9 million. Sales of petroleum additives for this year’s second quarter were $581.3 million compared to sales for the same period last year of $584.2 million, with shipments up one percent. For the first half of this year, petroleum additives operating profit was $199.8 million compared to operating profit for the same period last year of $204.1 million. Sales of petroleum additives for the first half of this year were $1,139.7 million compared to sales in the first half of last year of $1,141.9 million, while shipments were essentially flat period to period. We still expect our petroleum additives operating profit in 2013 to exceed last year’s results.

Our business continues to generate strong cash flows. During the first half of this year, we repurchased 105,400 shares of our stock at a cost of $26.8 million or an average cost per share of $254.25. We also reduced debt by $56.6 million during the first half of this year while reducing cash only $15.6 million.

We are pleased with the performance of our business for the first half of this year and we are proud of our team’s efforts. Sales volume was softer than expected due to a slower than expected economic recovery in our customers’ markets. We continue to make investments in research, development and facilities to support our customers around the world. We believe the fundamentals of how we run our business — a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, world-class supply chain capability and a regional organizational structure to better understand our customers’ needs — continue to pay dividends to all of our stakeholders.

Please read our second quarter Form 10-Q for more details on operations of the Company.

Sincerely,

Thomas E. Gottwald

The results for all periods this year and last year include discontinued operations as well as the impact from valuing an interest rate swap agreement at fair value at the end of each reporting period. The prior year results also include a loss on the early extinguishment of debt. The Company is reporting net income including these items, as well as income excluding them, and related per share amounts in the Summary of Earnings included in the earnings release. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as income from continuing operations, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the items noted above. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 10:00 a.m. EDT on Wednesday, July 31, 2013, to review second quarter and first half 2013 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until August 7, 2013 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The conference ID number is 417732. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2012 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax:     804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions, except per-share amounts, unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012

Revenue:
Petroleum additives	$581.3	$584.2	$1,139.7	$1,141.9
All other (a)	2.5	3.4	3.8	5.5

Total	$583.8	$587.6	$1,143.5	$1,147.4

Segment operating profit:
Petroleum additives	$97.8	$96.9	$199.8	$204.1
All other (a)	0.2	2.8	(0.2)	3.3

Segment operating profit	98.0	99.7	199.6	207.4

Corporate unallocated expense	(5.2)	(5.5)	(10.4)	(11.0)
Interest and financing expenses	(4.6)	(1.8)	(9.4)	(5.1)
Gain (loss) on an interest rate swap agreement (b)	5.1	(5.7)	5.8	(4.0)
Loss on early extinguishment of debt (c)	0.0	(5.9)	0.0	(9.1)
Other income, net	0.6	0.4	0.7	1.1

Income from continuing operations before income tax expense	$93.9	$81.2	$186.3	$179.3

Net income
Income from continuing operations	$64.4	$55.1	$131.3	$121.2
Discontinued operations (d)	(0.4)	0.2	0.5	0.6

Net income	$64.0	$55.3	$131.8	$121.8

Basic and diluted earnings per share
Income from continuing operations	$4.84	$4.11	$9.84	$9.04
Discontinued operations (d)	(0.03)	0.01	0.04	0.05

Basic and diluted earnings per share	$4.81	$4.12	$9.88	$9.09

Notes to Segment Results and Other Financial Information

Prior periods have been reclassified to reflect the discontinued operations of the real estate development segment resulting from the July 2, 2013 sale of the building constructed by Foundry Park I and leased to MeadWestvaco Corporation.

(a)	“All other” includes the results of our tetraethyl lead (TEL) business, as well as certain contract manufacturing performed by Ethyl Corporation.

(b)	The gain (loss) on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

(c)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaced our previous $300 million unsecured revolving credit facility. During 2012, we used a portion of the $650 million revolving credit facility to fund the early redemption of all of our then outstanding 7.125% senior notes (senior notes), as well as to repay the outstanding principal amount on the Foundry Park I, LLC mortgage loan (mortgage loan). As a result, we recognized a loss on early extinguishment of debt of $6.7 million during the second quarter ended June 30, 2012 and $9.9 million during the six months ended June 30, 2012 from accelerated amortization of financing fees associated with the prior revolving credit facility, the senior notes, and the mortgage loan, as well as costs associated with redeeming the senior notes prior to maturity. Of the loss on early extinguishment of debt, $0.8 million for the second quarter of 2012 and first six months of 2012 is included as a component of (loss) income from operations of discontinued business.

(d)	Discontinued operations for the 2013 and 2012 periods represent the after tax (loss) earnings of the real estate development segment.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Net sales	$583,779	$587,548	$1,143,529	$1,147,369
Cost of goods sold	414,351	423,939	805,694	816,014

Gross profit	169,428	163,609	337,835	331,355

Selling, general, and administrative expenses	39,921	40,699	80,862	77,606
Research, development, and testing expenses	36,429	28,466	67,450	56,361

Operating profit	93,078	94,444	189,523	197,388

Interest and financing expenses	4,573	1,794	9,355	5,141
Loss on early extinguishment of debt (a)	—	5,871	—	9,092
Other income (expense), net (b)	5,374	(5,594)	6,121	(3,821)

Income from continuing operations before income tax expense	93,879	81,185	186,289	179,334
Income tax expense	29,495	26,122	54,964	58,124

Income from continuing operations	64,384	55,063	131,325	121,210

(Loss) income from operations of discontinued business
(net of tax) (c)	(374)	205	520	605

Net income	$64,010	$55,268	$131,845	$121,815

Basic and diluted earnings per share
Income from continuing operations	$4.84	$4.11	$9.84	$9.04
Discontinued operations (c)	(0.03)	0.01	0.04	0.05

Basic and diluted earnings per share	$4.81	$4.12	$9.88	$9.09

Cash dividends declared per share	$0.90	$0.75	$1.80	$1.50

Notes to Consolidated Statements of Income

Prior periods have been reclassified to reflect the discontinued operations of the real estate development segment resulting from the July 2, 2013 sale of the building constructed by Foundry Park I and leased to MeadWestvaco Corporation.

(a)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaced our previous $300 million unsecured revolving credit facility. During 2012, we used a portion of the $650 million revolving credit facility to fund the early redemption of all of our then outstanding 7.125% senior notes (senior notes), as well as to repay the outstanding principal amount on the Foundry Park I, LLC mortgage loan (mortgage loan). As a result, we recognized a loss on early extinguishment of debt of $6.7 million during the quarter ended June 30, 2012 and $9.9 million during the six months ended June 30, 2012 from accelerated amortization of financing fees associated with the prior revolving credit facility, the senior notes, and the mortgage loan, as well as costs associated with redeeming the senior notes prior to maturity. Of the loss on early extinguishment of debt, $0.8 million for the second quarter of 2012 and first six months of 2012 is included as a component of (loss) income from operations of discontinued business.

(b)	On June 25, 2009, we entered into an interest rate swap. The gain on the interest rate swap was $5.1 million for the quarter ended June 30, 2013 and $5.8 million for the six months ended June 30, 2013. The loss on the interest rate swap was $5.7 million for the quarter ended June 30, 2012 and $4.0 million for the six months ended June 30, 2012. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

(c)	On July 2, 2013, Foundry Park I completed the sale of its real estate assets which comprised the entire real estate development segment. The operations of the real estate development segment are reported as discontinued operations. The (loss) income from operations for the 2013 and 2012 periods represent the after tax (loss) earnings of the discontinued business. We expect to recognize a gain of approximately $35.8 million ($21.9 million after tax) in third quarter 2013 related to this transaction.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	June 30	December 31
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$73,545	$89,129
Trade and other accounts receivable, less allowance for doubtful accounts ($628 - 2013; $319 - 2012)	327,670	297,055
Inventories	312,179	322,674
Deferred income taxes	8,772	8,452
Prepaid expenses and other current assets	33,059	18,185
Assets of discontinued operation (a)	101,393	—

Total current assets	856,618	735,495

Property, plant and equipment, at cost	986,293	1,070,967
Less accumulated depreciation and amortization	713,762	712,596

Net property, plant and equipment	272,531	358,371

Prepaid pension cost	14,411	12,710
Deferred income taxes	53,450	55,123
Other assets and deferred charges	53,382	72,007
Intangibles (net of amortization) and goodwill	26,487	30,542

Total assets	$1,276,879	$1,264,248

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$132,184	$119,298
Accrued expenses	70,971	79,061
Dividends payable	10,778	—
Book overdraft	8,748	3,906
Long-term debt, current portion	7,786	4,382
Income taxes payable	14,289	10,024
Liabilities of discontinued operation (a)	666	—

Total current liabilities	245,422	216,671

Long-term debt	364,437	424,407
Other noncurrent liabilities	200,575	220,965

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding—13,312,122 in 2013 and 13,417,877 in 2012	139	721
Accumulated other comprehensive loss	(127,995)	(110,689)
Retained earnings	594,301	512,173

	466,445	402,205

Total liabilities and shareholders’ equity	$1,276,879	$1,264,248

Notes to Consolidated Balance Sheets

(a)	Amounts reflect the assets and liabilities of the real estate development segment as being held for sale resulting from the July 2, 2013 sale of the building constructed by Foundry Park I and leased to MeadWestvaco Corporation.

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Six Months Ended
	June 30
	2013	2012

Net income	$131,845	$121,815
Depreciation and amortization	25,884	21,620
Cash pension and postretirement contributions	(16,557)	(16,134)
Noncash pension and postretirement expense	11,064	9,613
Working capital changes	(35,496)	(49,565)
Capital expenditures	(31,849)	(16,967)
Net (repayments) borrowings under revolving credit agreements	(60,000)	166,000
Repurchases of common stock	(26,798)	—
Dividends paid	(23,980)	(20,107)
Repayment of senior notes and mortgage loan	—	(213,544)
Loss on early extinguishment of debt	—	9,932
Cash payment for 7.125% senior notes redemption premium	—	(5,345)
All other	10,303	(8,333)

Decrease in cash and cash equivalents	$(15,584)	$(1,015)

NEWMARKET CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL INFORMATION

(In thousands, unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012

Income from continuing operations	$64,384	$55,063	$131,325	$121,210

Add:
Interest and financing expenses	4,573	1,794	9,355	5,141
Income tax expense	29,495	26,122	54,964	58,124
Depreciation and amortization	10,364	9,664	20,509	18,783

EBITDA from continuing operations	108,816	92,643	216,153	203,258

(Less) plus: (gain) loss on interest rate swap agreement	(5,098)	5,726	(5,775)	3,991
Plus: loss on early extinguishment of debt	—	5,871	—	9,092

EBITDA from continuing operations, as adjusted	$103,718	$104,240	$210,378	$216,341